Exhibit 10.5

COMCAST CORPORATION
RESTRICTED STOCK UNIT AWARD
This is a Restricted Stock Unit Award dated _________ from Comcast Corporation (the “Company”) to the Grantee.
1.Definitions. Capitalized terms used herein are defined below or, if not defined below, have the meanings given to them in the Plan.
(a)“Award” means the award of Restricted Stock Units hereby granted.
(b)“Board” means the Board of Directors of the Company.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Committee” means the Compensation Committee of the Board or its delegate.
(e)“Date of Grant” means the date first set forth above, on which the Company awarded the Restricted Stock Units.
(f)“Disabled Grantee” means:
(1)Grantee, if Grantee’s employment by a Participating Company is terminated by reason of Disability; or
(2)Grantee’s duly-appointed legal guardian following Grantee’s termination of employment by reason of Disability, acting on Grantee’s behalf.
(g)“Employer” means the Company or the subsidiary or affiliate of the Company for which Grantee is performing services on the Vesting Date.
(h)“Grantee” means the individual to whom this Award has been granted as identified on the attached Long-Term Incentive Awards Summary Schedule.
(i)“Long-Term Incentive Awards Summary Schedule” means the schedule attached hereto, which sets forth specific information relating to the grant and vesting of this Award.
(j)“NPS” means Net Promoter Score, an index ranging from -100 to +100, that measures the willingness of customers to recommend a company’s products or services to others, as determined for any calendar year by the Committee in good faith.
(k)“Performance Goal” means NPS as follows:
(1)     The “First Performance Goal” will be satisfied if NPS as of [________] equals or exceeds [___];
(2)     The “Second Performance Goal” will be satisfied if NPS as of [________] equals or exceeds [___]; and
(3)     The “Third Performance Goal” will be satisfied if NPS as of [________] equals or exceeds [___].
(l)“Plan” means the Comcast Corporation 2002 Restricted Stock Plan, incorporated herein by reference.
(m)“Restricted Period” means, with respect to each Restricted Stock Unit, the period beginning on the Date of Grant and ending on the Vesting Date.
(n)“Restricted Stock Units” means the total number of restricted stock units granted to Grantee pursuant to this Award as set forth on the attached Long-Term Incentive Awards Summary Schedule. Each Restricted Stock Unit entitles Grantee, upon the Vesting Date of such Restricted Stock Unit, to receive one Share.
(o)“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.
(p)“Shares” mean shares of the Company’s Class A Common Stock, par value $.01 per share.

(q)“Vesting Date” means the date(s) on which Grantee vests in all or a portion of the Restricted Stock Units, as set forth on the attached Long-Term Incentive Awards Summary Schedule.
(r)“1934 Act” means the Securities Exchange Act of 1934, as amended.
2.Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Grantee the Restricted Stock Units.
3.Dividend Equivalents.
(a)The Restricted Stock Units are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account with respect to each outstanding and unvested Restricted Stock Unit (the “Dividend Equivalent Amount”) on the record date of such dividend.
(b)The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but only upon the applicable Vesting Date(s) of the underlying Restricted Stock Units as determined in accordance with Paragraph 4 below, and will be cancelled and forfeited if the underlying Restricted Stock Units are cancelled or forfeited as determined in accordance with Paragraph 5 below.
4.Vesting of Restricted Stock Units.
(a)Subject to the terms and conditions set forth herein and in the Plan, Grantee shall vest in the Restricted Stock Units on the Vesting Dates set forth on the attached Long-Term Incentive Awards Summary Schedule, and as of each Vesting Date shall be entitled to the delivery of Shares with respect to such Restricted Stock Units; provided, however, that on the Vesting Date, Grantee is, and has from the Date of Grant continuously been, an employee of the Company or a Subsidiary Company during the Restricted Period, provided further that the applicable Performance Goal as set forth on the attached Long-Term Incentive Awards Summary Schedule has been satisfied.
(b)Notwithstanding Paragraph 4(a) to the contrary, if Grantee terminates employment with the Company or a Subsidiary Company during the Restricted Period due to his death or due to Grantee becoming a Disabled Grantee within the meaning of Paragraph 1(f)(1), any Vesting Date for the Restricted Stock Units that, notwithstanding such termination of employment, would have occurred on or prior to the date that is the third (3rd) anniversary of such termination of employment shall be accelerated so that such Vesting Date will be deemed to occur on the date of such termination of employment with respect to the number of Restricted Stock Units that would have otherwise vested on such Vesting Date.
5.Forfeiture of Restricted Stock Units.
(a)Subject to the terms and conditions set forth herein and in the Plan, if Grantee terminates employment with the Company and all Subsidiaries during the Restricted Period, except as specifically set forth in Paragraph 4(b), Grantee shall forfeit the Restricted Stock Units as of such termination of employment. Upon a forfeiture of the Restricted Stock Units as provided in this Paragraph 5, the Restricted Stock Units shall be deemed canceled.
(b)The provisions of this Paragraph 5 shall not apply to Shares issued in respect of Restricted Stock Units as to which a Vesting Date has occurred.
6.Notices. Any notice to the Company under this Agreement shall be made in care of the Committee at the Company’s main office in Philadelphia, Pennsylvania. All notices under this Agreement shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.
7.Securities Laws. The Committee may from time to time impose any conditions on the Shares issuable with respect to Restricted Stock Units as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

8.Delivery of Shares. The Company shall notify Grantee that a Vesting Date with respect to Restricted Stock Units has occurred. Within ten (10) business days of a Vesting Date, the Company shall, without payment from Grantee, satisfy its obligations to (a) pay the Dividend Equivalent Amount (if any) and (b) deliver Shares issuable under the Plan by arranging for the recording of Grantee’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 7, provided that the Dividend Equivalent Amount (if any) will not be paid and/or Shares will not be delivered to Grantee until appropriate arrangements have been made with the Employer for the withholding of any taxes which may be due with respect to such payment of the Dividend Equivalent Amount and/or delivery of such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share on the Vesting Date, as determined by the Committee.
9.Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company or any subsidiary or affiliate of the Company.
10.Miscellaneous.
(a)The Award granted hereunder is subject to the approval of the Plan by the shareholders of the Company to the extent that such approval (i) is required pursuant to the By-Laws of the National Association of Securities Dealers, Inc., and the schedules thereto, in connection with issuers whose securities are included in the NASDAQ National Market System, or (ii) is required to satisfy the conditions of Rule 16b-3.
(b)The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records.
(c)The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

COMCAST CORPORATION
BY:
ATTEST:

LONG-TERM INCENTIVE AWARDS SUMMARY SCHEDULE
This Long-Term Incentive Awards Summary Schedule (this “Schedule) provides certain information related to Restricted Stock Units you were granted by Comcast Corporation on [________] (the “Date of Grant”). This Schedule is intended to be, and shall at all times be interpreted as, a part of your Comcast Corporation Restricted Stock Unit Award document.
Restricted Stock Unit Award

Grantee:	[________]
Date of Grant:	[________]
Common Stock:	Comcast Corporation Class A Common Stock
Number of Restricted Stock Units Granted:	[________]
[__] RSUs	[________]of the Restricted Stock Units.
[__] RSUs	[________]of the Restricted Stock Units.
[__] RSUs	[________]of the Restricted Stock Units.
Vesting Dates of Restricted Stock Units:
(1) [     ] RSUs
As to the [__] RSUs, [________], provided that the First Performance Goal is satisfied.
(2) [     ] RSUs
As to the [__] RSUs, [________], provided that the Second Performance Goal is satisfied.
(3) [     ] RSUs
As to the [__] RSUs, [________], provided that the Third Performance Goal is satisfied.

Notwithstanding anything herein to the contrary, to the extent:
(1) a Vesting Date for any [__] RSUs has not occurred on or before [________], such [__] RSUs which have not vested and become nonforfeitable shall immediately and automatically, without any action on the part of the Grantee or the Company, be forfeited by the Grantee and deemed canceled.
(2) a Vesting Date for any [__] RSUs has not occurred on or before [________], such [__] RSUs which have not vested and become nonforfeitable shall immediately and automatically, without any action on the part of the Grantee or the Company, be forfeited by the Grantee and deemed canceled.
(3) a Vesting Date for any [__] RSUs has not occurred on or before [________], such [__] RSUs which have not vested and become nonforfeitable shall immediately and automatically, without any action on the part of the Grantee or the Company, be forfeited by the Grantee and deemed canceled.